Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements No. 333-109365, 333-115248, and 333-109310 on Form S-3 of our report on the financial statements of National Rural Utilities Cooperative Finance Corporation dated August 18, 2005, January 19, 2006, as to the effects of the restatement discussed in Note 1(t) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 1(t)), appearing in the Annual Report on Form 10-K/A of National Rural Utilities Cooperative Finance Corporation for the year ended May 31, 2005.
/s/ Deloitte & Touche
McLean, Virginia
January 19, 2006